Filed Pursuant to

Rule 424(b)(3) and (c)

Registration File No.

333-111306

Prospectus Supplement No. 1

ALLOS THERAPEUTICS, INC.

Common Stock

This prospectus supplement supplements the prospectus, dated January 13, 2004 of Allos Therapeutics, Inc. relating to the offering and sale by the selling stockholders (or their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus) of up to 6,879,305 shares of our common stock, which includes 5,172,412 outstanding shares of common stock held by the selling stockholders and 1,706,893 shares of common stock issuable to the selling stockholders upon the exercise of warrants to purchase common stock. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.  We will, however, receive the net proceeds of any warrants exercised for cash.  This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 16 OF THE PROSPECTUS, AND IN ANY FILINGS WE HAVE MADE WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER SECTIONS 13(A), 13(C), 14 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT WE HAVE INCORPORATED BY REFERENCE THEREIN, INCLUDING OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, OUR QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2006, OUR QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2006 AND OUR QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2006.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus supplement is being filed in connection with the exercise of warrants by Ritchie Multi-Strategy Global Trading Ltd. (formerly known as RAM Trading Ltd).  No additional shares of Allos common stock are being offered for resale hereunder. The table appearing on pages 27 and 28 of the prospectus under the caption “Selling Stockholders” is supplemented and amended to (i) reflect the name change of RAM Trading Ltd. and (ii) update the selling stockholder’s holdings as identified in the prospectus:

	Shares Owned Prior to Offering	Warrants Owned Prior to Offering	Ownership Percentage Prior to Offering	Number of Shares Being	Number of Warrant Shares Being	Shares Owned After Offering	Warrants Owned After Offering	Ownership Percentage After Offering
Selling Stockholder	Number	Number	Percent (1)	Offered	Offered	Number (2)	Number (3)	Percent (1)
Ritchie Multi-Strategy Global Trading, Ltd. (4)	711,206	0	*	711,206	0	0	0	*

*      Less than 1%.

(1)            Ownership is based upon information provided by the selling stockholder.  The percentages of shares owned prior to and after the offering are based on 56,626,905 shares of our common stock outstanding as of November 15, 2006, including the shares of common stock covered hereby.  In calculating the ownership percentage for the selling stockholder, the shares of common stock issuable upon exercise of warrants owned by such selling stockholder are included in the denominator of the shares outstanding for that selling stockholder.

(2)            Assumes the sale of all shares of common stock that may be offered under this prospectus supplement.

(3)            Assumes the sale of all shares of common stock issuable upon the exercise of warrants that may be offered under this prospectus supplement.

(4)            Includes limited partners, pledgees, donees, transferees or other successors-in-interest selling shares received after the date of this prospectus supplement from the selling stockholder as a pledge, gift, partnership distribution or other non-sale related transfer.

The date of this prospectus supplement is November 17, 2006

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